Exhibit 10.18

INNOPHOS, INC.

RETIREMENT SAVINGS RESTORATION PLAN

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INNOPHOS, INC.
RETIREMENT SAVINGS RESTORATION PLAN

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4.3	Vesting of Employer Discretionary Contributions.	7
4.4	Vesting in Event of Retirement, Disability, Death or Change-in-Control.	7
4.5	Amounts Not Vested.	7
4.6	Forfeitures.	8
Article 5 - Accounts		8
5.1	Accounts.	8
5.2	Investments, Gains and Losses.	8
Article 6 - Distributions		9
6.1	Distributions Upon Separation from Service other than Disability or Death.	9
6.2	Substantially Equal Annual Installments.	9
6.3	Distributions upon Separation from Service due to Disability.	9
6.4	Distributions upon Death.	9
6.5	Changes to Distribution Elections.	9
6.6	Unforeseeable Emergency.	10
Article 7 - Beneficiaries		10
7.1	Beneficiaries.	10
7.2	Lost Beneficiary.	10
Article 8 - Funding		11
8.1	Prohibition Against Funding.	11
8.2	Deposits in Trust.	11
Article 9 - Claims Administration		11
9.1	General.	11
9.2	Claims Procedure.	11
9.3	Right of Appeal.	12
9.4	Review of Appeal.	12
9.5	Designation.	12
Article 10 - General Provisions		12
10.1	Administrator.	12
10.2	No Assignment.	13
10.3	No Employment Rights.	13
10.4	Incompetence.	13
10.5	Identity.	14
10.6	Other Benefits.	14
10.7	Right of Setoff.	14
10.8	Expenses.	14
10.9	Insolvency.	14
10.1	Amendment or Modification.	14
10.11	Plan Suspension or Termination.	15
10.12	Construction.	15
10.13	Governing Law.	15
10.14	Severability.	16
10.15	Headings.	16

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10.16	Terms.	16
10.17	409A Compliance.	16
10.18	Payments Upon Income Inclusion Under 409A.	16

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INNOPHOS, INC.
RETIREMENT SAVINGS RESTORATION PLAN

Innophos, Inc., a Delaware corporation, (the “Employer”) hereby adopts this Innophos, Inc. Retirement Savings Restoration Plan (the “Plan”) for the benefit of a select group of management or highly compensated employees. This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. It is intended to comply with Internal Revenue Code Section 409A.

This Plan was originally effective January 1, 2006 and was amended and related effective January 1, 2019.

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Article 1 - Definitions

1.1	Account.
The bookkeeping account established for each Participant as provided in Section 5.1 hereof.

1.2	Administrator.
An administrative committee appointed by the Board of Directors. The term shall include members of the committee while acting in their capacities as such. The Administrator shall serve as the agent for the Employer with respect to the Trust.

1.3	Board.
The Board of Directors of Innophos, Inc.

1.4	Change-in-Control.
Provided that such definition shall be interpreted in a manner that is consistent with Code Section 409A and regulations thereunder, a “Change-in-Control” shall mean the first to occur of any of the following:

Change in Control means any of the following:

a)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all the properties or assets of the Employer and its subsidiaries and controlled affiliated entities taken as a whole to any Person;

b)	the adoption of a plan relating to the liquidation or dissolution of the Employer;

c)
the consummation of any transaction (including without limitation, any merger or consolidation), the result of which is that any Person becomes the Beneficial Owner, directly or indirectly, of more than 50% of the aggregate voting power of all classes of voting stock of the Employer; or

d)
the first day on which a majority of the members of the Board of Directors of the Employer (or any parent entity of Employer if that entity has equity securities registered under Section 12 of the Exchange Act or has filed and had become effective a registration statement under the Securities Act, notwithstanding that the undertaking of such entity to file reports under Section 15(d) of the Exchange Act may have been suspended) are not Continuing Directors.

For purposes of this definition only, the following additional terms have the respective meanings given to them: “Securities Act” means the U.S. Securities Act of 1933, as amended to date and all related regulations, and any successors; “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended to date and all related regulations, and any successors; “Beneficial Owner” has the meaning assigned to that term under Exchange Act Rules 13d-3 and 13d-5 without regard to any time limitation as concerns securities a person has a right to acquire; “Person” means that term is used in Section 13(d) of the Exchange Act; and “Continuing Directors” means directors of the Employer (or any parent entity of Employer if that entity has equity securities registered under Section 12 of the Exchange Act or has filed and had become effective a registration statement under the Securities Act, notwithstanding that the undertaking of such entity to file reports under Section 15(d) of the Exchange Act may have been suspended) at the date the Plan is adopted or who are nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

1.5	Code.
The Internal Revenue Code of 1986, as amended.

1.6	Compensation.

(a)    For purposes of Section 3.1, Employer Restoration Matching Contribution, Compensation shall have the same meaning as set forth in the Innophos, Inc. 401(k) Plan (“Qualified Plan”) for purposes of determining safe harbor matching contributions under the Qualified Plan, but determined without regard to any limitations under Section 401(a)(17) of the Code.

(b)    For purposes of Section 3.2, Employer Annual Retirement Contribution, Compensation shall have the same meaning as set forth in the Qualified Plan for purposes of determining the allocation of discretionary employer contributions, but determined without regard to any limitations under Section 401(a)(17) of the Code.

1.7	Disability.
A Participant shall be considered disabled if (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer.

1.8	Effective Date.
January 1, 2006.

1.9	Eligible Employee.
An Employee shall be considered an Eligible Employee if such Employee is designated as an Eligible Employee by the Administrator. The designation of an Employee as an Eligible Employee in any year shall not confer upon such Employee any right to be designated as an Eligible Employee in any future Plan Year.

1.10	Employee.
Any person employed by the Employer or any of its parent or subsidiary corporations or controlled affiliated entities designated by the Employer.

1.11	Employer.
Innophos, Inc.

1.12	Employer Annual Retirement Contribution.
A contribution made by the Employer that is credited to a Participant’s Account in accordance with the terms of Section 3.2 hereof.

1.13	Employer Discretionary Contribution.
A discretionary contribution made by the Employer that is credited to a Participant’s Account in accordance with the terms of Section 3.3 hereof.

1.14	Employer Restoration Matching Contribution.
A contribution made by the Employer that is credited to a Participant’s Account in accordance with the terms of Section 3.1 hereof.

1.15	ERISA.
The Employee Retirement Income Security Act of 1974, as amended.

1.16	Investment Fund.
Each investment(s) which serves as a means to measure value, increases or decreases with respect to a Participant’s Accounts.

1.17	Parent.
Innophos Holdings, Inc., a Delaware corporation, including its successors and assignees.

1.18	Participant.
An Eligible Employee who is a Participant as provided in Article 2.

1.19	Plan Year.
Calendar year.

1.20	Retirement.
Retirement means a Participant has reached age sixty-five (65) and has a Separation from Service.

1.21	Separation from Service.
A separation from service with the Employer or Service Recipient within the meaning of Code Section 409A(a)(2)(A)(i) and regulation thereunder.

1.22	Service Recipient.
Provided such definition is in compliance with regulations promulgated under Code Section 409A, Service Recipient shall mean the person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

1.23	Trust.
The agreement between the Employer and the Trustee under which the assets of the Plan are held, administered and managed, which shall conform to the terms of Rev. Proc. 92-64.

1.24	Trustee.
Investors Bank and Trust Company or such other successor that shall become trustee pursuant to the terms of the Plan.

1.25	Years of Service.
A Participant’s “Years of Service” shall be measured by employment during a twelve (12) month period commencing with the Participant’s date of hire and anniversaries thereof.

Article 2 - Participation

2.1	Commencement of Participation.
Each Eligible Employee shall become a Participant on the date on which an Employer Restoration Matching Contribution, Employer Annual Retirement Contribution or an Employer Discretionary Contribution is first credited to his or her Account.

2.2	Loss of Eligible Employee Status.
A Participant who is no longer an Eligible Employee shall cease to be eligible for any employer contributions as of the end of the Plan Year in which such Participant is determined to no longer be an Eligible Employee. Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be held, pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

Article 3 - Contributions

3.1	Employer Restoration Matching Contribution.
The Employer shall also credit to the Account of each Participant who has contributed the lesser of 5% of Compensation or the Code Section 402(g) limit into the Qualified Plan for the applicable Plan Year, an Employer Restoration Matching Contribution in an amount equal to 5% of the Participant’s Compensation less the amount contributed to the Qualified Plan for the applicable Plan Year. A Participant must be employed by the Employer on the date the Employer Restoration Matching Contribution is credited to the Plan in order to be eligible for such Contribution for a given Plan Year.

3.2	Employer Annual Retirement Contribution.
The Employer may, in its discretion and subject to such limitations as the Employer may determine, make an Employer Annual Retirement Contribution to the Account of each Participants equal to a percentage of the Participant’s Compensation. The amount of the Employer Annual Retirement Contribution shall be determined by the Employer annually and communicated to the Participant(s). A Participant must be employed by the Employer on the date the Employer Annual Retirement Contribution is credited to the Plan in order to be eligible for the such Contribution for a given Plan Year

3.3	Employer Discretionary Contributions.
The Employer reserves the right to make discretionary contributions to some or all Participants’ Accounts in such amount and in such manner as may be determined by the Employer.

3.4	Crediting of Contributions.

(a)    Employer Restoration Matching Contributions shall be credited to a Participant’s Account and transferred to the Trust as soon as administratively feasible after the end of the Plan Year, but no later than March 31 of the Plan Year following the Plan Year for which such Contribution is being credited.

(b)    Employer Annual Retirement Contributions, if made, shall be credited to a Participant’s Account and transferred to the Trust as soon as administratively feasible after the end of the Plan Year, but no later than March 31 of the Plan Year following the Plan Year for which such Contribution is being credited.

(c)    Employer Discretionary Contributions shall be credited to a Participant’s Account and transferred to the Trust at such time as the Employer shall determine.

3.5	Distribution Elections.

(a)    At the time a Participant first becomes eligible to participate in the Plan, he or she must also elect the form of the distribution as provided in Section 6.1. A Distribution Election with respect to any Contributions that may be credited to the Plan must be submitted to the Administrator before the beginning of the calendar year during which the amount to be deferred will be earned and, subject to Section 6.5, once made shall be irrevocable for all contributions pursuant to the Plan.

(b)    Notwithstanding the foregoing, in a year in which an Employee is first eligible to participate, and provided that such Employee is not eligible to participate in any other account balance arrangement subject to Code Section 409A, such Distribution Election shall be submitted within thirty (30) days after the date on which an Employee is first eligible to participate, with respect to any Contributions that may be credited during the remainder of the calendar year after such election is made.

Article 4 - Vesting

4.1	Vesting of Employer Restoration Matching Contributions.
Except as otherwise provided herein, a Participant shall have a vested right to the portion of his or her Account attributable to Employer Restoration Matching Contributions in accordance with the following schedule:

Completed Years of Service    Vested Percentage
1 but fewer than 2    25%
2 but fewer than 3    50%
3 but fewer than 4    75%
4 or more    100%

4.2	Vesting of Employer Annual Retirement Contributions.
Except as otherwise provided herein, a Participant shall have a vested right to 100% of his or her Account attributable to Employer Annual Retirement Contributions after three (3) Years of Service.

4.3	Vesting of Employer Discretionary Contributions.
A Participant shall have a vested right to the portion of his or her Account attributable to Employer Discretionary Contribution(s) and any earnings or losses on the investment of such Employer Discretionary Contribution(s) according to such vesting schedule as the Employer shall determine at the time an Employer Discretionary Contribution is made.

4.4	Vesting in Event of Retirement, Disability, Death or Change-in-Control.

(a)    A Participant who incurs a Separation from Service due to Retirement shall be fully vested in the amounts credited to his or her Account as of the date of Retirement.

(b)    A Participant who incurs a Separation from Service due to Disability shall be fully vested in the amounts credited to his or her Account as of the date of Disability.

(c)    Upon a Participant’s death, the Participant shall be fully vested in the amounts credited to his or her Account.

(d)    Upon a Change-in-Control, all Participants shall be fully vested in the amounts credited to their Accounts as of the date of the Change-in-Control.

4.5	Amounts Not Vested.
Any amounts credited to a Participant’s Account that are not vested at the time of his or her Separation from Service shall be forfeited.

4.6	Forfeitures.
Any forfeitures from a Participant’s Account shall continue to be held in the Trust, shall be separately invested and shall be used to reduce succeeding Employer Contributions until such forfeitures have been entirely so applied. If the Employer advises the Trustee that no further Employer Contributions will be made, then such forfeitures shall be returned to the Employer.

Article 5 - Accounts

5.1	Accounts.
The Employer shall establish an Account for each Participant that receives Employer Restoration Matching Contributions, Employer Annual Retirement Contributions, and Employer Discretionary Contributions, if any. Each Participant’s Account shall be credited with Employer Restoration Matching Contributions, Employer Annual Retirement Contributions, and Employer Discretionary Contributions, if any, and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s Account shall be reduced by any distributions made plus any federal and state tax withholding, and any social security withholding tax as may be required by law.

5.2	Investments, Gains and Losses.

(a)    A Participant may direct that his or her Account established pursuant to Section 5.1 may be valued as if invested in one or more Investment Funds as selected by the Employer in multiples of one percent (1%). The Employer may from time to time, at the discretion of the Administrator, change the Investment Funds for purposes of this Plan.

(b)    The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Employer Restoration Matching Contributions, Employer Annual Retirement Contributions, Employer Discretionary Contributions, investment experience, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible.

(c)    A Participant may change his or her selection of Investment Funds no more than six (6) times each Plan Year with respect to his or her Account by filing a new election in accordance with procedures established by the Administrator. An election shall be effective as soon as administratively feasible following the date of the change as indicated by the Participant in a form prescribed by the Administrator.

(d)    Notwithstanding the Participant’s ability to designate the Investment Fund according to which the Participant’s Account may be valued, the Employer shall have no obligation to invest any funds in accordance with the Participant’s election. Participants’ Accounts shall merely be bookkeeping entries on the Employer’s books, and no Participant shall obtain any property right or interest in any Investment Fund.

Article 6 - Distributions

6.1	Distributions Upon Separation from Service other than Disability or Death.
If the Participant has a Separation from Service, the Participant’s Account shall be distributed in the seventh calendar month following Participant’s Separation from Service. Distribution shall be made either in a lump-sum payment or in substantially equal annual installments, as defined in Section 6.2 below, over a period of three (3) years as elected by the Participant. If the Participant fails to properly designate the form of the distribution, the Account shall be paid in a lump-sum payment.

6.2	Substantially Equal Annual Installments.
The amount of the substantially equal payments shall be determined by multiplying the Participant’s Account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1). The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). Installment payments made pursuant to this Section 6.2 shall be made on the applicable anniversaries of the date on which the Participant’s initial installment was payable.

6.3	Distributions upon Disability.
Upon a Participant’s Disability, all amounts credited to his or her Account shall be paid to the Participant in a lump sum, as soon as administratively feasible but no later than sixty (60) days following the date of Disability.

6.4	Distributions upon Death.
Upon the death of a Participant, all amounts credited to his or her Account shall be paid, as soon as administratively feasible but no later than sixty (60) days following his or her date of death, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof, in a lump sum.

6.5	Changes to Distribution Elections.
A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his or her Account to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a redeferral election may not take effect until at least twelve (12) months after such election is filed with the Employer, (ii) an election to further defer a distribution (other than a distribution upon death, Disability or an unforeseeable emergency) must result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution, and (iii) any redeferral election affecting a distribution at a fixed date must be filed with the Employer at least twelve (12) months before the first scheduled payment under the previous fixed date distribution election. Once distributions commence, no such changes to distributions shall be permitted. For purposes of this Section 6.5, a series of installment payments paid from the Account shall be treated as a single payment.

6.6	Unforeseeable Emergency.
The Administrator may permit an early distribution of part or all of any vested amounts; provided, however, that such distribution shall be made only if the Administrator, in its sole discretion, determines that the Participant has experienced an Unforeseeable Emergency. An Unforeseeable Emergency is defined as a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. If an Unforeseeable Emergency is determined to exist, a distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

Article 7 - Beneficiaries

7.1	Beneficiaries.
Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made in a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation in a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.2	Lost Beneficiary.
All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current addresses until such time as all benefits due have been paid. If a Participant or beneficiary cannot be located by the Administrator exercising reasonable diligence under the circumstances, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive and binding on all parties.

Article 8 - Funding

8.1	Prohibition Against Funding.
Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the ERISA. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2	Deposits in Trust.
Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Employer shall deposit into the Trust amounts arising from Employer Restoration Matching Contributions, Employer Annual Retirement Contributions, and any Employer Discretionary Contributions.

Article 9 - Claims Administration

9.1	General.
If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator.

9.2	Claims Procedure.
Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days of receipt of the claim that the claim has been denied. The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:

(a)    the specific reason or reasons for denial of the claim;

(b)    a specific reference to the Plan provisions on which the denial is based;

(c)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)    an explanation of the provisions of this Article.

9.3	Right of Appeal.
A claimant who has a claim denied wholly or partially under Section 9.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 9.2.

9.4	Review of Appeal.
Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.

9.5	Designation.
The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.

Article 10 - General Provisions

10.1	Administrator.

(a)    The Administrator is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts into the Trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to obtain any information from the Employer it reasonably deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b)    The Administrator shall not be liable for any actions by it hereunder, unless due to its own gross negligence, willful misconduct or lack of good faith.

(c)    The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

10.2	No Assignment.
Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.3	No Employment Rights.
Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4	Incompetence.
If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

10.5	Identity.
If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.6	Other Benefits.
The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.7	Right of Setoff.
The Employer may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to a Participant from this Plan such amounts as may be owed by a Participant to the Employer, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff; provided, however, that this setoff may occur only at the date on which the amount would otherwise be distributed to the Participant as required by Code Section 409A. By electing to participate in the Plan and deferring compensation hereunder, the Participant agrees to any deduction or setoff under this Section 10.7.

10.8	Expenses.
All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

10.9	Insolvency.
As of the date the Plan was adopted and this agreement entered into, the Employer represents that it is not Insolvent (as defined in the Trust). Should the Employer become Insolvent, the Employer, through its Board and chief executive or chief financial officer, shall give immediate written notice of such to the Administrator and the Trustee. Upon receipt of such notice, the Administrator or Trustee shall cease to make any payments to Participants or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

10.10	Amendment or Modification.
The Employer may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such amendment or modification complies with Codes Section 409A and related regulations thereunder.

10.11	Plan Suspension or Termination.
The Employer further reserves the right to suspend or terminate the Plan in whole or in part, in the following manner, except that no such suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such suspension or termination complies with Codes Section 409A and related regulations thereunder:

(a)    The Employer, in its sole discretion, may terminate the Plan provided that the distribution of the amounts credited to all vested Participant’s Accounts shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to termination as if the Plan had not been terminated;

(b)    The Employer, in its sole discretion, may terminate the Plan and distribute all vested Participants’ Accounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided however that all other similar arrangements are also terminated by the Employer and no other similar arrangements are adopted by the Employer within a five year period from the date of termination;

(c)    The Employer may decide, in its discretion, to terminate the Plan in the event of a Change-in-Control and distribute all vested Participants Account balances no later than twelve (12) months after the effective date of the Change-in-Control, provided however that the Employer terminates all other similar arrangements. Any corporation or other business organization that is a successor to the Employer by reason of a Change-in-Control shall have the right to become a party to the Plan by appropriate entity action. If within thirty (30) days from the effective date of the Change-in-Control such new entity does not become a party hereto, as above provided, the full amount of the Participant’s Account shall become immediately distributable to the Participant pursuant to this subsection; or,

(d)    The Employer may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that the Participants’ vested Account balances are distributed to Participants and are included in the Participants’ gross income in the latest of: (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

10.12	Construction.
All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.13	Governing Law.
This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of New Jersey, other than its laws respecting choice of law.

10.14	Severability.
If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or Code Section 409A, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.

10.15	Headings.
The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

10.16	Terms.
Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

10.17	409A Compliance.
It is intended that this Plan comply with Code Section 409A in accordance with Treasury Regulations 1.409A-1 et. seq. (and any subsequent IRS notices or guidance), and this Plan will be interpreted, administered and operated in good faith accordingly. In the event that any provision of this Plan is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such provision. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.

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10.18	Payments Upon Income Inclusion Under 409A.
The Plan may permit acceleration of the time or schedule of a payment to a Participant to pay an amount the Participant includes in income as a result of the Plan failing to meet the requirements of Code Section 409A.

IN WITNESS WHEREOF, Innophos, Inc. has caused this instrument to be executed by its duly authorized officer, on this 1st day of January, 2019.

Innophos, Inc.

By:/s/ Joshua Horenstein

Title: SVP

ATTEST:

By:/s/ Michael Lestino

Title: Assistant General Counsel

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